Exhibit 10.2

July 7, 2015

Mr. Paul Marciano
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021

Re:    Amendment to Employment Agreement

Dear Paul:

Reference is made to that certain Employment Agreement entered into by and between you and Guess?, Inc., a Delaware corporation (the “Company”), dated July 11, 2013 (your “Employment Agreement”). This letter amendment (this “Amendment”) sets forth the agreement by and between you and the Company as follows.
As you are aware, the Company is contemplating entering into an employment agreement with Victor Herrero to serve as Chief Executive Officer of the Company (the “Herrero Employment Agreement”). You have had an opportunity to review a copy of the Herrero Employment Agreement.
Subject to Mr. Herrero’s commencement of active employment with the Company or one of its subsidiaries, Mr. Herrero will become the Company’s Chief Executive Officer effective as of August 1, 2015 (the “Effective Time”). At the Effective Time, you will transition to being the Company’s Executive Chairman and Chief Creative Officer and will no longer serve as the Company’s Chief Executive Officer and Vice Chairman of the Board of Directors. For purposes of clarity, you will remain an employee of the Company in connection with such transition. Your Employment Agreement is amended, effective upon the Effective Time, by replacing each reference to “Chief Executive Officer” in your Employment Agreement with “Executive Chairman and Chief Creative Officer.”
Effective February 1, 2016, your annual rate of base salary will be $570,000. Your annual cash bonus each fiscal year, beginning with fiscal 2017, will be determined with reference to your new base salary level. The grant date fair value of your annual equity awards from the Company, beginning with your equity awards granted in fiscal 2017, will similarly be reduced compared to your historic levels while serving as Chief Executive Officer.
For purposes of determining your benefits under the Guess?, Inc. Supplemental Executive Retirement Plan, as amended (the “SERP”), if you retire from the Company after January 31, 2016, your “Average Compensation” for purposes of the SERP will be determined as of January 31, 2016 as though you retired from the Company at that time and taking into account the July 2013 SERP amendment to cap your annual “Compensation” considered for such purposes.

You agree that the Company’s entering into the Herrero Employment Agreement, its employment of Mr. Herrero pursuant to the terms and conditions of the Herrero Employment Agreement, and your transition to being the Company’s Executive Chairman and Chief Creative Officer as referenced above with the compensation adjustments provided for above will not give rise to “Good Reason” under your Employment Agreement and will not constitute a breach by the Company of any provision of your Employment Agreement.
Your Employment Agreement and the SERP (each as modified by this Amendment) otherwise remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
You and the Company have caused this Amendment to be duly executed and delivered on the day and year first above written.

Guess?, Inc.
a Delaware corporation

/s/ SANDEEP REDDY
By:	Sandeep Reddy
Its:	Chief Financial Officer

/s/ PAUL MARCIANO
Paul Marciano